EXHIBIT 99.1

McDonald’s Corporation Announces Leadership Transition

Chris Kempczinski Named President and CEO and a Member of the Board

Steve Easterbrook Separates as President and CEO and as a Member of the Board

CHICAGO, Nov. 3, 2019 /PRNewswire/ -- McDonald's Corporation ("McDonald's") (NYSE: MCD) today announced that its Board of Directors has named Chris Kempczinski, most recently President, McDonald's USA, as President and Chief Executive Officer, effective immediately. Kempczinski has also been elected to the McDonald's Board of Directors.

Kempczinski succeeds Steve Easterbrook, who has separated from the Company following the Board's determination that he violated company policy and demonstrated poor judgment involving a recent consensual relationship with an employee.

"Chris takes the reins of this great company at a time of strong, sustained performance, and the Board has every confidence that he is the best leader to set the vision and drive the plans for the Company's continued success. He has the right mix of skills and experience to lead us forward having run our U.S. business, where franchisees are delivering strong financial and operational results, and overseen global strategy, business development and innovation. In particular, Chris was instrumental in the development of the Company's strategic plan, which has enabled global growth and leadership, and has overseen the most comprehensive transformation of the U.S. business in McDonald's history," said Enrique Hernandez Jr., Chairman of McDonald's Board of Directors.

Kempczinski said, "I'm thrilled to be leading this incredible company. Working alongside our talented team, our Board, our franchisees and suppliers, I am committed to upholding our rich heritage of serving our customers and driving value for our shareholders and other stakeholders. As one of the world's leading brands, McDonald's makes a difference in the lives of people every day. We have a responsibility not only to serve great food, but to make it responsibly and to enrich the communities in which we operate. I am energized by this challenge and look forward to guiding McDonald's continued success."
McDonald's expects to file its Form 10-Q for the period ending September 30, 2019, by Tuesday, November 5, 2019. The Company confirms that this leadership transition is unrelated to the Company's operational or financial performance.

About Chris Kempczinski
Chris Kempczinski is President and CEO of McDonald's, the world's largest restaurant company. He previously served as President of McDonald's USA, where he was responsible for the business operations of approximately 14,000 McDonald's restaurants in the United States.
He first joined McDonald's in 2015, overseeing global strategy, business development and innovation. In that role, he served the business units and franchisees by identifying new ideas and best practices to accelerate their growth and grow the overall value of the system.

About McDonald's
McDonald's is the world's leading global foodservice retailer with over 38,000 locations in over 100 countries. Approximately 93% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligations to update such forward-looking statements, except as may otherwise be required by law.